UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 18, 2025

MANGOCEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Texas	001-41615	87-3841292
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17130 N. Dallas Parkway, Suite 240 Dallas, Texas	75248
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 242-9619

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	MGRX	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2025, Mangoceuticals, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which the Company agreed to issue and sell to such investor (a) in a registered direct offering, (A) 1,430,502 shares (the “Common Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, at an offering price of $1.295 per share, and (B) 500,000 pre-funded warrants (the “Pre-Funded Warrants”) in lieu of the Common Shares, at an offering price of $1.29499 per Pre-Funded Warrant (such registered direct offering, the “Offering”), and (b) in a concurrent private placement, common stock purchase warrants (the “Private Placement Warrants”), exercisable for an aggregate of up to 1,930,502 shares of Common Stock, at an exercise price of $1.4245 per warrant share for aggregate gross proceeds of approximately $2.5 million.

The Pre-Funded Warrants are immediately exercisable and may be exercised at an exercise price of $0.00001 per warrant share at any time until all of the Pre-Funded Warrants are exercised in full.

The Private Placement Warrants will be exercisable upon issuance and expire on the fifth anniversary of the issuance date of the Private Placement Warrants. Once issued, the Private Placement Warrants may be exercised, in certain circumstances, on a cashless basis pursuant to the formula contained in the Private Placement Warrants. The Private Placement Warrants and the Pre-Funded Warrants contain ownership limitations pursuant to which a holder does not have the right to exercise any portion of their warrants if it would result in the holder (together with its affiliates) beneficially owning more than 4.99% (or, upon election by the holder prior to the issuance of any warrants, 9.99%) of the Company’s outstanding Common Stock.

In connection with the Offering, the Company also entered into a placement agency agreement (the “Placement Agency Agreement”) with Aegis Capital Corp. (the “Placement Agent”), pursuant to which the Company paid the Placement Agent a cash fee equal to 7% of the aggregate gross proceeds of the Offering and reimbursed the Placement Agent for certain expenses and legal fees.

On December 18, 2025, the Company and the Investor entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement (the “Resale Registration Statement”), providing for the resale of the shares of Common Stock issued and issuable upon exercise of the Private Placement Warrants within 30 days of the closing of the Offering, to have such registration statement declared effective within 15 days of the filing date (or 45 days, if the Securities and Exchange Commission (the “Commission”) conducts a full review), and to maintain the effectiveness of such registration statement.

The Common Shares and the Pre-Funded Warrants were offered pursuant to a “shelf” registration statement on Form S-3 (File No. 333-288039) that was declared effective by the Commission on June 24, 2025.

The Company received gross proceeds of approximately $2.5 million from the Offering, before deducting Offering expenses payable by the Company, including the Placement Agent’s commissions and fees. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

The Purchase Agreement, Placement Agency Agreement, Registration Rights Agreement and forms of the Pre-Funded Warrant and Private Placement Warrant are filed as exhibits to this Current Report on Form 8-K (this “Form 8-K”) and are incorporated by reference herein.

On December 18, 2025, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

A copy of the opinion of Lucosky Brookman LLP relating to the validity of the issuance and sale of the Common Shares, Pre-Funded Warrants and the shares of Common Stock underlying the Pre-Funded Warrants is attached hereto as Exhibit 5.1.

Item 3.02 Unregistered Sales of Equity Securities.

The applicable information set forth in Item 1.01 of this Form 8-K with respect to the Private Placement Warrants and underlying shares of Common Stock to be issued pursuant to the Purchase Agreement is incorporated herein by reference. The Private Placement Warrants were offered and sold, and the underlying shares of Common Stock will be offered and sold, pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), set forth at Section 4(a)(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Form of Pre-Funded Common Stock Purchase Warrant
4.2	Form of Common Stock Purchase Warrant
5.1	Legal Opinion of Lucosky Brookman LLP
10.1*	Securities Purchase Agreement
10.2	Placement Agency Agreement
10.3	Registration Rights Agreement
99.1	Press release dated December 18, 2025 announcing the pricing of the Offering
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANGOCEUTICALS, INC.

Date: December 19, 2025	By:	/s/ Jacob D. Cohen
Jacob D. Cohen
Chief Executive Officer